Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, LP

We have issued our report dated January 13, 2012 for the year ended December 31, 2011 on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Permian Basin of West Texas acquired by Gulfport Energy Corporation (“Gulfport”). As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein in this Annual Report on Form 10-K of Gulfport (this “Annual Report”) and to all references to our firm in this Annual Report. We hereby also consent to the incorporation by reference of such report and the information contained therein in the Registration Statements of Gulfport on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001), on Form S-3 (File No. 333-168180, effective July 28, 2010) and on Form S-3ASR (File No. 333-175435, automatically effective July 11, 2011).

RYDER SCOTT COMPANY, LP

/s/ RYDER SCOTT COMPANY, LP
RYDER SCOTT COMPANY, LP TBPE Firm Registration No. F-1580

February 27, 2012

Oklahoma City, Oklahoma